Filed Pursuant to Rule 424(b)(3)
Registration No. 333-251433

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 18, 2021)

306,053,642 Shares of Class A Common Stock

6,650,000 Warrants

This Prospectus Supplement supplements the prospectus dated May 18, 2021 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Post-Effective Amendment No. 3 to the Form S-1 (Registration Statement No. 333- 251433) filed with the Securities and Exchange Commission (the “Commission”) on May 17, 2021 and declared effective by the Commission on May 18, 2021 (the “POSAM No. 3”).

The Prospectus and this Prospectus Supplement relate to the disposition from time to time of 1) up to 306,053,642 shares of our Class A Common Stock, which include Class A Common Stock issuable upon conversion of our Class B Common Stock, the exercise of certain private placement and public warrants (together, the “Warrants”), the exercise of certain stock options, and the vesting of certain restricted stock units, and 2) up to 6,650,000 private placement warrants, which are held or may be held by the selling securityholders named in the Prospectus. We will not receive any proceeds from the sale of our securities offered by the selling securityholders under the Prospectus. We will receive up to an aggregate of approximately $207,650,336.50 from the exercise of the Warrants assuming the exercise in full of all of the Warrants for cash at a current exercise price of $11.50 per share, less the amount that will not be received due to cashless exercises.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Our Class A Common Stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “QS” and our Public Warrants are listed on NYSE under the symbol “QS.WS”. On August 16, 2021, the last quoted sale price for our Class A Common Stock as reported on NYSE was $20.66 per share and the last quoted sale price for our Public Warrants as reported on NYSE was $9.23 per Public Warrant.

Investing in our securities involves a high degree of risk. In reviewing the Prospectus and this Prospectus Supplement, you should carefully consider the matters described under the heading “Risk Factors” beginning on page 6 of the Prospectus.

You should rely only on the information contained in the Prospectus, this Prospectus Supplement or any Prospectus Supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 17, 2021.

SELLING SECURITYHOLDERS

This Prospectus Supplement is filed solely for the purpose of including selling securityholders who have acquired common stock included for resale in this Prospectus from certain existing selling securityholders whose shares were previously registered for resale in the POSAM No. 3. As of August 17, 2021, the Selling Securityholders table included under the section “Selling Securityholders,” which begins on page 108 of the Prospectus, is revised to amend the information solely with respect to the following selling securityholders:

	Common Stock Beneficially Owned Prior to	Private Warrants Beneficially Owned Prior to	Number of Shares of Common Stock Being	Number of Private Warrants Being	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Private Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
Name of Selling Securityholder	Offering	Offering	Offered	Offered	Number	Percent	Number	Percent
Jagdeep Singh & Roshni Singh, Trustees of the Singh Family Trust UDT dated October 3, 1996 (1)	6,510,674	—	6,510,674	—	—	—	—	—
John Doerr (2)	1,820,658	—	1,820,658	—	—	—	—	—
KPCB XIV Associates, LLC (3)	351,442	—	351,442	—	—	—	—	—
KPIC, LLC (4)	31,626	—	31,626	—	—	—	—	—
L. John Doerr, Trustee Of The Austin 1999 Trust Dated May 25, 1999 (5)	28,304	—	28,304	—	—	—	—	—
L. John Doerr, Trustee Of The Hampton 1999 Trust Dated May 25, 1999 (6)	28,304		28,304
Lupum Ventures, LLC (7)	2,966	—	2,966	—	—	—	—	—
Portico Libre, LLC (8)	1,115,627	—	1,115,627	—	—	—	—	—
Vallejo Ventures Trust, L. John and Ann Doerr, Trustees (9)	1,412,608	—	1,412,608	—	—	—	—	—
Total Shares	8,331,332	—	8,331,332	—	—	—	—	—

(1)

Consists of 969,289 shares of Class A Common Stock and 5,541,385 shares of Class B Common Stock held in trust by Jagdeep Singh & Roshni Singh, Trustees of the Singh Family Trust UDT dated October 3, 1996.

(2)

Consists of 351,442 shares of Class A Common Stock held directly by KPCB XIV Associates, LLC, 31,626 shares of Class A Common Stock held directly by KPIC, LLC, 28,304 shares of Class A Common Stock held by The Austin 1999 Trust Dated May 25, 1999, 28,304 shares of Class A Common Stock held by The Hampton 1999 Trust Dated May 25, 1999, 2,966 shares of Class A Common Stock held by Lupum Ventures, LLC, 1,115,627 shares of Class A Common Stock held by Portico Libre, LLC and 262,389 shares of Class A Common Stock held directly by Vallejo Ventures Trust. John Doerr is a managing member of KPCB XIV Associates, LLC and may be deemed to share voting and investment power over the securities held by KPCB XIV Associates, LLC. Mr. Doerr disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. The sole member of each of KPIC, LLC, Lupum Ventures, LLC and Portico Libre, LLC is Vallejo Ventures Trust. Mr. Doerr disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. Mr. Doerr and his spouse are trustees of the Vallejo Ventures Trust, and Mr. Doerr serves as trustee of The Austin 1999 Trust Dated May 25, 1999 and The Hampton 1999 Trust Dated May 25, 1999.

(3)

Consists of 351,442 shares of Class A Common Stock held directly by KPCB XIV Associates, LLC. Mr. Doerr is a managing member of KPCB XIV Associates, LLC and may be deemed to share voting and investment power over the securities held by KPCB XIV Associates, LLC. Mr. Doerr disclaims beneficial ownership over such securities except to the extent of his pecuniary interest therein.

(4)

Consists of 31,626 shares of Class A Common Stock held directly by KPIC, LLC. The sole member of KPIC, LLC is Vallejo Ventures Trust. Mr. Doerr and his spouse serve as trustees of the Vallejo Ventures Trust. Mr. Doerr disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(5)	Consists of 28,304 shares of Class A Common Stock held by The Austin 1999 Trust Dated May 25, 1999 for which Mr. Doerr serves as trustee.
(6)	Consists of 28,304 shares of Class A Common Stock held by The Hampton 1999 Trust Dated May 25, 1999 for which Mr. Doerr serves as trustee.
(7)

Consists of 2,966 shares of Class A Common Stock held by Lupum Ventures, LLC. The managing member of Lupum Ventures, LLC is Vallejo Ventures Trust. Mr. Doerr and his spouse are trustees of the Vallejo Ventures Trust. Mr. Doerr disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(8)

Consists of 1,115,627 shares of Class A Common Stock held by Portico Libre, LLC. The sole member of Portico Libre, LLC is Vallejo Ventures Trust. Mr. Doerr and his spouse are trustees of the Vallejo Ventures Trust. Mr. Doerr disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(9)

Consists of 262,389 shares of Class A Common Stock held directly by Vallejo Ventures Trust, 31,626 shares of Class A Common Stock held directly by KPIC, LLC, 2,966 shares of Class A Common Stock held by Lupum Ventures, LLC and 1,115,627 shares of Class A Common Stock held by Portico Libre, LLC. The sole member of each of KPIC, LLC, Lupum Ventures, LLC and Portico Libre, LLC is Vallejo Ventures Trust, and Mr. Doerr disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.